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                                                                   EXHIBIT 5.1
                                March 6, 1997

Hawaiian Natural Water Company, Inc.
248 Mokauea Street
Honolulu, Hawaii 96819
Gentlemen:

   We have acted as special counsel to Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") on Form SB-2 (File No. 333-18289) relating to the registration under the Securities Act of 1933, as amended, of an aggregate of up to 2,300,000 units (the "Units"), including up to 300,000 Units subject to the Underwriter's Over-Allotment Option. Each Unit consists of (i) one share of Common Stock, no par value, of the Company (collectively, the "Shares"), and (ii) one Redeemable Common Stock Purchase Warrant (collectively, the "Warrants"), each Warrant entitling the holder thereof to purchase initially one share of Common Stock (collectively, the "Warrant Shares"), subject to adjustment in certain circumstances. All capitalized terms used herein without definition have the meanings assigned to them in the Registration Statement.

   In connection with the opinion expressed herein, we have examined, among other things, certified copies of the Company's Articles of Incorporation and By-Laws, as amended to date, as well as records of corporate proceedings and other actions taken by the Company in connection with the issuance and sale of the Units, the Shares and the Warrants. We have also examined the form of Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agreement"), pursuant to which the Warrants will be issued, and the form of Warrant.


   Based upon our examination of the foregoing, and such other matters of fact or law as we have deemed necessary for purposes hereof, it is our opinion that:

   1. When the Registration Statement shall have become effective and the Shares shall have been issued and sold in the manner provided for therein, the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

   2. When the Registration Statement shall have become effective and the Warrant Agreement shall have been duly executed and delivered by the Company and the Warrant Agent and the Warrants shall have been issued and sold in the manner provided for in the Registration Statement and the Warrant Agreement, the Warrants will constitute valid and binding obligations of the Company to issue and sell, upon exercise thereof and payment therefor in accordance with their terms, the number of Warrant Shares called for thereby, and the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms and conditions of the Warrant Agreement and the Warrants, will be validly issued, fully paid and non-assessable.


   We hereby consent to the reference to our firm in the prospectus contained in the Registration Statement under the heading "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ Graham & James LLP
                                            ----------------------
                                            Graham & James LLP